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Exhibit 21.1

Subsidiaries of United Security Bancshares

        The following are the subsidiaries of the Registrant. All of the subsidiaries listed below are wholly-owned by the Registrant, except for USB Investment Trust, which is a wholly-owned subsidiary of United Security Bank.

        United Security Bank, a California banking corporation

        USB Capital Trust I, a Delaware statutory business trust

        USB Investment Trust, a Maryland real estate investment trust

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Subsidiaries of United Security Bancshares